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Exhibit 10.13

The 2007 Officer's
Variable Compensation Plan

        Purpose    The Coherent Variable Compensation Plan (VCP) promotes the growth and profitability of the Company. It provides incentive compensation in line with targeted market rates to our Officers who are critical to the successful development and attainment of the Company's business objectives. The VCP program acknowledges the important leadership role that the Officers play in the development, execution and attainment of business objectives

        Background    The VCP program was established by Coherent in the early 1980's to provide short term cash performance incentives to the Officers in keeping with the elements of the Company's total compensation plans. The VCP has been revised a number of times since its inception and may continue to be revised, as business conditions warrant, to ensure that it remains fair and consistent in its application. The VCP is designed to deliver incentives that are competitive with those received by executives at comparable companies in the marketplace. Its primary objectives are to encourage a high level of performance against business objectives on the part of participants. The Officers' version of the VCP is administered separately from that of the general employee population

        Plan Administration & Award Funding    The Officers' VCP is administered by the Company's Compensation Committee of the Board. The administration and interpretation of the application of the VCP by the Compensation Committee shall be final, conclusive and binding upon all participants. The Compensation Committee has determined that the Company's approved fiscal budget determines the performance targets for the fiscal period. Should extraordinary business conditions warrant it, the Committee has the ability to recommend to the Board that it modify the payments made under the Plan. In addition, extraordinary items (including both beneficial and negative items) may be excluded after determination by the Compensation Committee. The fiscal impact absorbed by the Company due to stock option expensing regulations under Rule 123 (R) will not be included in calculations to determine awards during the VCP for fiscal year 2007. In addition, the impact of any significant acquisitions are not reflected in the performance targets as they would need to be adjusted accordingly. The process for payment will be as follows: (a) the Compensation Committee will approve any extraordinary items to be included or not included; (b) following Compensation Committee approval, the calculations will be reviewed and approved by the Chair of the Audit Committee; (c) following these approvals, applicable amounts will be distributed to the participants.

        Award Eligibility    Participation in the Officer's Program is limited to Officers of the Company duly appointed by the Board.

        Individual VCP Rates    Officers are assigned by the Compensation Committee a targeted VCP bonus rate reflective of their position. The Compensation Committee makes this determination based upon information provided by its consultant(s), market data, or any other applicable information determined by the Committee.

        Evaluation of Performance    Coherent has established standards of performance for the Company's 2007fiscal year which include measures of profit and revenue budgeted goals. If these goals are attained, the Officer VCP would be fully funded to deliver the targeted market incentives to participants. Pre-established profit and revenue thresholds must be reached in order for the Company to begin to establish a quarterly performance bonus pool. The thresholds are 90% of the quarterly revenue budget and 90% of the quarterly profit budget. If the Company does not reach both its established minimal profit and revenue performance thresholds for any given quarter then it will not distribute bonuses to Officers under the VCP for that particular quarter.

[*] = CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Performance Modifiers    The overall performance of the Company is further evaluated on the magnitude of achievement compared to its established quarterly Revenue and Profit goals. Performance against these goals will serve to further modify the size of the quarterly incentive payments. The rating scales for these modifiers are illustrated as follows:

  •
  REVENUE RATING    Rewards improving sales growth. At the end of each fiscal quarter the Company's actual revenue performance is compared to the established targets and a modifier is assigned in keeping with the following table:

REVENUE MODIFIER SCALE

% of Target	Revenue Modifier
[*]	[*]

  •
  CORPORATE PERFORMANCE INDEX (CPI)    A final overarching Company standard of performance is based upon Coherent's delivering an established targeted pre-tax profit percentage of revenue (known as PBIT) each fiscal quarter. The relationship between actual quarterly PBIT percentage results and the established revenue target is referred to as the Corporate Performance Index (CPI). For the purposes of this fiscal year ("07), a "Base PBIT Target" has been set at [*]% of revenue for all revenue up to 100% of Plan for any given quarter. Revenues that are in excess of the quarterly target are expected to yield increased profits and as a result the CPI Target will be subject to the following scale:

CPI TARGET SCALE

% Revenue Attained	CPI Target
[*]	[*]

        The CPI concept is applied to the Variable Compensation Plan in order to emphasize that Coherent's ability to deliver competitive incentives is directly dependent upon the Company's overall financial performance.

        Company    For the purposes of the Officer's VCP program, "Company" refers to all of Coherent's worldwide operations and subsidiaries, as reflected in Coherent's consolidated operations.

[*] = CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Award Frequency    The awards are generally paid within thirty (30) days of the close of the quarter.

        Incentive Cap    The employee incentive is capped on a quarterly basis at 150% of the individual's VCP participation rate.

A participant's quarterly incentive is determined by the following factors:

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  The performance of the overall Company in any given quarter.

  •
  The participant's salary and their respective VCP participation rate.

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  Exhibit 10.13
The 2007 Officer's Variable Compensation Plan